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Exhibit 10.50

SECOND AMENDMENT TO

FOREST OIL CORPORATION

EXECUTIVE DEFERRED COMPENSATION PLAN

(AS AMENDED AND RESTATED EFFECTIVE DECEMBER 1, 2008)

        WHEREAS, Forest Oil Corporation (the "Company") has heretofore adopted and currently maintains the Forest Oil Corporation Executive Deferred Compensation Plan (the "Plan"); and

        WHEREAS, pursuant to Section 10.4 of the Plan, the Compensation Committee of the Board of Directors of the Company (the "Committee") may, in its discretion, amend the Plan at any time, and from time to time; and

        WHEREAS, the Committee, pursuant to action taken on November 17, 2010, amended the Plan, effective January 1, 2011, to (i) provide a tandem arrangement with the Retirement Savings Plan of Forest Oil Corporation (the "401(k) Plan") that permits participants in the Plan to contribute to the Plan prior to exhaustion of the maximum contributions to the 401(k) Plan, receive a matching contribution on all amounts deferred under the 401(k) Plan (notwithstanding that such deferrals are accelerated and made early in the year), and make the maximum deferral of compensation on a tax-deferred or after-tax basis; and (ii) allow participants in the Plan to elect to contribute additional amounts of base pay to the Plan on a tax-deferred basis; and

        WHEREAS, the Committee directed that the documents evidencing such amendments be drafted and executed by the President of the Company or the Vice President for Human Resources of the Company;

        NOW, THEREFORE, the Plan shall be, and hereby is, amended as follows, effective January 1, 2011:

        1.     The last sentence of Section 2.1 of the Plan shall be deleted.

        2.     Section 3.1 of the Plan shall be deleted, and the following new Section 3.1 shall be substituted therefor:

          "3.1 Member Deferrals (other than with respect to Bonus Compensation).

            (a)   For each Plan Year in which a Member's Before-Tax Contributions and/or Roth Contributions under the Retirement Savings Plan are limited as a result of the limitations contained in section 401(k)(3) and/or 415 of the Code, the Company shall withhold from such Member's Compensation, and the Member shall defer hereunder, an amount equal to the reduction in such Member's Before-Tax Contributions and/or Roth Contributions under the Retirement Savings Plan as a result solely of the application of such limitations. A Member's Compensation deferrals under this Paragraph (a) shall become effective as of the Entry Date coincident with or next following the date the Member executes and files with the Committee the form described in Section 2.1 and shall remain in force and effect unless and until such deferrals are to cease in accordance with the provisions of Section 2.2.

            (b)   In accordance with the procedures established from time to time by the Committee, a Member may annually elect to defer a whole percentage (from 1% to 80%) of his Compensation for the Plan Year in accordance with the following requirements:

                (i)  A Member's Compensation deferral election for a Plan Year under this Paragraph (b) shall be made by executing a Compensation deferral election form pursuant to which the Member authorizes the Employer to reduce his Compensation each pay period by the elected percentage.

               (ii)  A Member's Compensation deferral election for a Plan Year under this Paragraph (b) must be made prior to the start of such Plan Year and in accordance with the procedures established by the Committee and shall become effective as of the first day of such Plan Year.

              (iii)  A Member's Compensation deferral election for a Plan Year under this Paragraph (b) shall remain in force and effect for the duration of such Plan Year (and only for such Plan Year), and a Member who wishes to defer Compensation for a subsequent Plan Year must make a new Compensation deferral election under this Paragraph (b) for such subsequent Plan Year.

              (iv)  A Member must elect to contribute the maximum amount of "elective deferrals" under the Retirement Savings Plan ("Before-Tax Contributions," "Roth Contributions," and "Catch-Up Contributions" as each such term is defined in the Retirement Savings Plan) for such Plan Year in order for the full amount of a Member's Compensation deferrals under this Paragraph (b) to be credited to (or, if applicable, retained in) such Member's Account for such Plan Year and, to the extent a Member does not elect to contribute the maximum amount of elective deferrals to the Retirement Savings Plan for such Plan Year, then as soon as administratively practicable after the last day of such Plan Year (or any earlier date in such Plan Year on which such Member terminates employment with the Employer) and no later than March 15 following such Plan Year:

                (A)  An amount equal to the lesser of (1) such Member's Compensation deferrals under this Paragraph (b) for such Plan Year or (2) the difference, if any, between the amount of the elective deferrals that such Member could have contributed to the Retirement Savings Plan for such Plan Year and the amount of the elective deferrals that such Member actually contributed to the Retirement Savings Plan for such Plan Year, in each case unadjusted for earnings and/or losses ("excess EDC deferrals"), shall be deducted from such Member's Account; and

                (B)  Such excess EDC deferrals shall either (1) be transferred and credited to such Member's "Before-Tax Account" under the Retirement Savings Plan if such Member previously elected such transfer in accordance with the election procedures established under the Retirement Savings Plan or (2) in the absence of such a transfer election, be returned to such Member.

            (c)   Compensation for a Plan Year not deferred by a Member in accordance with this Section 3.1 shall be received by such Member in cash. Compensation deferrals made by a Member pursuant to this Section 3.1 shall be credited to such Member's Account as of the date upon which the Compensation deferred would have been received by such Member in cash had no deferral been made pursuant to this Section 3.1."

        3.     The heading and Paragraph (a) of Section 3.2 of the Plan shall be deleted, and the following new heading and Paragraph (a) shall be substituted therefor:

          "3.2 Employer Deferrals.

            (a)   The Employer shall credit the Accounts of eligible Members with Employer matching deferrals as follows:

                (i)  Subject to Subparagraph (iv) below, each Plan Year the Employer shall credit a Member's Account with an amount that equals the "Match Percentage" for such Plan Year multiplied by the deferrals made by such Member pursuant to Paragraph (a) of Section 3.1 for such Plan Year that (A) both (1) are attributable to "Before-Tax Contributions" or "Roth Contributions" under the Retirement Savings Plan and (2) either were not considered in determining the amount of "Employer Matching Contributions" under the Retirement Savings Plan for such Plan Year or had the associated "Employer

      Matching Contribution" forfeited under the Retirement Savings Plan and (B) do not exceed the "Compensation Percentage" for such Plan Year multiplied by such Member's Match Compensation for such Plan Year. For purposes of this Subparagraph and the remaining Subparagraphs of this Paragraph (a), the "Match Percentage" and the "Compensation Percentage" for a particular payroll period or Plan Year, as applicable, shall be determined based on the formula used for determining the amount of "Employer Matching Contributions" under the Retirement Savings Plan for such payroll period or Plan Year. For example, if the Retirement Savings Plan provides that the Employer Matching Contributions for a payroll period shall equal 100% of the Before-Tax Contributions and Roth Contributions that were made by a participant during such payroll period that were not in excess of 8% of such participant's compensation for such payroll period, then the Match Percentage for such payroll period shall equal 100%, and the Compensation Percentage for such payroll period shall equal 8%.

               (ii)  Subject to Subparagraph (iv) below, each Plan Year the Employer shall credit a "true-up matching deferral" on behalf of each Member who, as of the last day of such Plan Year, had "Before-Tax Contributions" and/or "Roth Contributions" (excluding "Catch-Up Contributions") allocated to such Member's Before-Tax Account or Roth Contribution Account, as applicable, for such Plan Year under the Retirement Savings Plan (determined as of the last day of such Plan Year after any applicable deductions and credits, including any credit of excess EDC deferrals under Section 3.1(b)(iv) and any deductions due to the limitations under section 401(k)(3) and/or 415 of the Code). The additional Employer true-up matching deferral credited to a Member pursuant to this Subparagraph (ii) will be an amount equal to the difference, if any, between (A) the Match Percentage for such Plan Year multiplied by the total of such Before-Tax Contributions and Roth Contributions that do not exceed, in the aggregate, the Compensation Percentage for such Plan Year multiplied by such Member's Compensation for such Plan Year and (B) the "Employer Matching Contributions" allocated on behalf of such Member for such Plan Year under the Retirement Savings Plan (determined as of the last day of such Plan Year after any applicable deductions and credits, including any deductions due to limitations under section 401(m) and/or 415 of the Code, any forfeitures of Employer Matching Contributions attributable to deductions from Before-Tax Contributions and/or Roth Contributions due to statutory limitations, and any additional Employer Matching Contributions credited to such Member by reason of any excess EDC deferrals credited to such Member's Before-Tax Account for such Plan Year).

              (iii)  Subject to Subparagraph (iv) below, each Plan Year the Employer shall credit an "EDC matching deferral" on behalf of each Member who made Compensation deferrals pursuant to Section 3.1(b) for such Plan Year. The additional Employer EDC matching deferral credited to a Member pursuant to this Subparagraph (iii) shall be an amount equal to the Match Percentage for such Plan Year multiplied by such Compensation deferrals made by such Member for such Plan Year under Section 3.1(b) (determined as of the last day of such Plan Year after any applicable deductions and credits, including any applicable deduction of excess EDC deferrals under Section 3.1(b)(iv)) that are not in excess of the Compensation Percentage for such Plan Year multiplied by such Member's Match Compensation for such Plan Year.

              (iv)  The preceding Subparagraphs of this Paragraph (a) notwithstanding, the total matching deferrals credited to a Member under this Paragraph (a) for a Plan Year, when aggregated with the "Employer Matching Contributions" allocated on behalf of such Member under the Retirement Savings Plan for such Plan Year (determined as of the last day of such Plan Year after all credits to and deductions from such Employer Matching

      Contributions have been made for such Plan Year) and the amounts credited to such Member under Paragraph (b) of this Section 3.2 as a result of excess "Employer Matching Contributions" under the Retirement Savings Plan for such Plan Year due to the limitations contained in section 401(m) and/or 415 of the Code, shall not exceed an amount equal to the Match Percentage for such Plan Year multiplied by the sum of the deferrals made by such Member pursuant to Sections 3.1(a) and 3.1(b) for such Plan Year and the "Before-Tax Contributions" and "Roth Contributions" (excluding any "Catch-Up Contributions") elected by and credited to such Member under the Retirement Savings Plan for such Plan Year (in each case determined as of the last day of such Plan Year after all credits to and deductions from such deferrals and contributions have been made for such Plan Year) that, in the aggregate, are not in excess of the Compensation Percentage for such Plan Year multiplied by such Member's Match Compensation for such Plan Year. In calculating the matching deferrals under the preceding Subparagraphs of this Paragraph (a) for a Member for a Plan Year, as each such matching deferral may be limited by this Subparagraph (iv), the Employer credits under Paragraph (b) of Section 3.2 shall be deemed to be made first, and the matching deferrals under this Paragraph (a) shall be deemed to be made second in the following order: first, the matching deferral under Subparagraph (i), second, the true-up matching deferral under Subparagraph (ii), and, third, the EDC matching deferral under Subparagraph (iii).

               (v)  All Employer matching deferrals credited on behalf of a Member pursuant to this Paragraph (a) shall be credited to such Member's Account as of the last day of such Plan Year or as of any earlier date in such Plan Year in the discretion of the Employer. Notwithstanding any provision of the Plan to the contrary, at the end of each Plan Year, or on any earlier date in such Plan Year as the Committee may determine, the Committee shall adjust the Members' Accounts to make any corrections necessary to accurately effect the terms of the Plan."

        4.     As amended hereby, the Plan is specifically ratified and reaffirmed.

        EXECUTED this 28th day of December, 2010.

FOREST OIL CORPORATION
By:	/s/ Paul J. Dusha
Name:	Paul J. Dusha
Title:	VP, Human Resources

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  Exhibit 10.50
SECOND AMENDMENT TO FOREST OIL CORPORATION EXECUTIVE DEFERRED COMPENSATION PLAN (AS AMENDED AND RESTATED EFFECTIVE DECEMBER 1, 2008)